Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION
As used in this this pro forma financial information, the terms “Tesoro,” the “Company,” “we,” “us” or “our” may refer to Tesoro Corporation, one or more of its consolidated subsidiaries or all of them taken as a whole.

On June 1, 2013, we acquired from BP West Coast Products, LLC and other sellers, BP’s integrated Southern California refining, marketing, and logistics business (the “Carson Acquisition”). The acquired assets include the 266 thousand barrel per day Carson refinery located adjacent to our Wilmington refinery, related marine terminals, land storage terminals, pipelines and product marketing terminals. The assets also include the ARCO® brand and associated registered trademarks (the “ARCO® Brand”), as well as a master franchisee license for the ampm® convenience store brand (the “ampm® Brand”) and the supply rights to more than 800 branded dealer-operated and branded wholesale stations in Central and Southern California, Nevada and Arizona (“Supply Rights”). Additionally, we acquired an anode coke calcining operation and a 51% ownership in the gas-fueled Watson cogeneration facility (the “Watson Cogen”), both located near the Carson refinery. In conjunction with the acquisition, we also assumed certain environmental liabilities, primarily remediation obligations. Immediately subsequent to the Carson Acquisition, Tesoro Logistics LP (“TLLP” or “the Partnership”) acquired from the Company certain terminal assets, which was partially funded using $544 million in borrowings under TLLP’s revolving credit facility.

The purchase price of the assets acquired in the Carson Acquisition (“Carson Assets”) was $2.42 billion, including petroleum and non-hydrocarbon inventories of $1.1 billion (subject to post-closing adjustments). The amount paid at closing was reduced by advance deposits paid by the Company of $127 million paid through May 31, 2013. The Company financed the transaction with $552 million in cash on hand and with proceeds from (i) the borrowing of $700 million on the Company’s revolving credit facility (the “Tesoro Revolving Credit Facility”), (ii) the borrowing of $500 million under the Company’s term loan credit facility (the “Term Loan”) and (iii) the borrowing of $544 million under TLLP’s revolving credit facility (the “TLLP Revolving Credit Facility”) (collectively, the “Financing Transactions”). The Carson Acquisition and the Financing Transactions are collectively referred to as the “Transactions.”

The following unaudited pro forma condensed combined consolidated balance sheet gives effect to the Transactions as if each had occurred on March 31, 2013 and the following unaudited pro forma condensed statements of combined consolidated operations give effect to the Transactions as if each had occurred on January 1, 2012.

The purchase price allocation for the Carson Acquisition is preliminary and has been allocated based on estimated fair values of the assets acquired and liabilities assumed at the acquisition date, pending the completion of an independent valuation and the assessment of environmental contingencies and other information as it becomes available to us.  Additionally, certain working capital amounts will be updated upon receipt of the final closing statement. The purchase price allocation adjustments can be made through the end of Tesoro’s measurement period, which is not to exceed one year from the acquisition date.

Included in our preliminary purchase price allocation are values for all of the assets acquired in the Carson Acquisition, including $100 million specifically identified for our 51% interest in the Watson cogeneration facility and $400 million for the Carson Terminal Assets that TLLP acquired from us.  However, certain valuations and other studies have yet to commence or progress to a state where there is sufficient information for a definitive measurement, including estimates for other refining, logistics and retail property, plant and equipment values and values for certain intangible assets.  Although the finalization of the appraisal and full evaluation of the liabilities will result in changes in the valuation of assets acquired and liabilities assumed, we do not believe these changes will have a material impact on the pro forma condensed statements of combined consolidated operations for the twelve months ended December 31, 2012 or the three months ended March 31, 2013.

The unaudited pro forma condensed combined consolidated financial information is based on assumptions that we believe are reasonable and are intended for informational purposes only. They are not necessarily indicative of the financial position or the results of operations that would have actually occurred had the Transactions taken place as of the date or for the periods presented. The unaudited pro forma condensed statements of combined consolidated operations do not reflect any benefits from potential cost savings or revenue enhancements resulting from the integration of the operations of the Carson Assets. The unaudited pro forma condensed statements of combined consolidated operations include allocations of corporate overhead in selling, general and administrative expenses related to the historical Carson Assets financial statements totaling $96 million and $24 million for the year ended December 31, 2012 and the three months ended March 31, 2013, respectively. Tesoro believes the actual incremental corporate overhead that we will incur will be less than the allocated amounts. Tesoro’s unaudited condensed statements of consolidated operations include transaction and integration costs of approximately $9 million and $12 million for the year ended December 31, 2012 and the three months ended March 31, 2013, respectively.

This unaudited pro forma condensed combined consolidated financial information should be read in conjunction with the Company’s annual report on Form 10-K for the year ended December 31, 2012, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the Company’s historical condensed consolidated financial statements included in its quarterly report on Form 10-Q for the three months ended March 31, 2013 and the combined financial statements of the BP Southern California Refining, Marketing and Logistics Business included as Exhibit 99.1 and Exhibit 99.2 to this Form 8-K/A.

TESORO CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
March 31, 2013

	Tesoro	Carson Assets	Pro Forma Adjustments		Tesoro Pro Forma
	(Dollars in millions)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,972	$—	$1,744	(a)	$1,409
			(2,306)	(b)
			(1)	(c)
Receivables, less allowance for doubtful accounts	1,366	352	(118)	(b)	1,600
Inventories	1,560	345	755	(b)	2,660
Prepayments and other current assets	224	54	14	(b)	175
			(117)	(b)
Total Current Assets	5,122	751	(29)		5,844
NET PROPERTY, PLANT AND EQUIPMENT	5,285	1,790	(767)	(b)	6,308
OTHER NONCURRENT ASSETS	983	212	3	(b)	1,199
			1	(c)
Total Assets	$11,390	$2,753	$(792)		$13,351

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$2,582	$632	$(632)	(d)	$2,582
Other current liabilities	621	198	(186)	(b)	638
			5	(a)
Total Current Liabilities	3,203	830	(813)		3,220
DEFERRED INCOME TAXES	864	383	(383)	(d)	864
OTHER NONCURRENT LIABILITIES	629	89	82	(b)	800
DEBT	1,590	17	17	(b)	3,363
			1,739	(a)
EQUITY
STOCKHOLDERS’ EQUITY
Common stock	26	—	—		26
Additional paid-in capital	1,111	—	—		1,111
Retained earnings	3,714	—	—		3,714
Treasury stock	(491)	—	—		(491)
Accumulated other comprehensive loss	(137)	—	—		(137)
Owner’s net investment	—	1,434	(1,434)	(d)	—
Total Stockholders’ Equity	4,223	1,434	(1,434)		4,223
NONCONTROLLING INTEREST	881	—	—		881
Total Equity	5,104	1,434	(1,434)		5,104
Total Liabilities and Equity	$11,390	$2,753	$(792)		$13,351

TESORO CORPORATION
UNAUDITED PRO FORMA CONDENSED STATEMENTS OF COMBINED CONSOLIDATED OPERATIONS
Year Ended December 31, 2012

	Tesoro	Carson Assets	Pro Forma Adjustments		Tesoro Pro Forma
	(Dollars in millions, except per share amounts)
REVENUES	$32,974	$14,886	$—		$47,860

COSTS AND EXPENSES:
Cost of sales	29,002	13,378	—		42,380
Operating expenses	1,544	901	(55)	(e)	2,392
			2	(f)
Selling, general and administrative expenses	310	342	—		652
Depreciation and amortization expense	445	183	11	(e)	504
			(143)	(g)
			8	(h)
Loss (gain) on asset disposals and impairments	271	(11)	—		260
OPERATING INCOME	1,402	93	177		1,672
Interest and financing costs, net	(166)	(4)	(3)	(i)	(210)
			(36)	(j)
			(1)	(k)
Interest income	2	—	—		2
Other expense, net	(26)	(9)	—		(35)
EARNINGS BEFORE INCOME TAXES	1,212	80	137		1,429
Income tax expense	442	33	50	(l)	525
NET EARNINGS	770	47	87		904
Less: net earnings attributable to noncontrolling interest	27	—	(6)	(m)	21
NET EARNINGS ATTRIBUTABLE TO TESORO CORPORATION	$743	$47	$93		$883

NET EARNINGS PER SHARE:
Basic	$5.33				$6.33
Diluted	$5.25				$6.24

WEIGHTED AVERAGE COMMON SHARES:
Basic	139.4				139.4
Diluted	141.5				141.5

TESORO CORPORATION
UNAUDITED PRO FORMA CONDENSED STATEMENTS OF COMBINED CONSOLIDATED OPERATIONS
Three Months Ended March 31, 2013

	Tesoro	Carson Assets	Pro Forma Adjustments		Tesoro Pro Forma
	(Dollars in millions, except per share amounts)
REVENUES	$8,156	$3,381	$—		$11,537

COSTS AND EXPENSES:
Cost of sales	7,335	2,993	—		10,328
Operating expenses	400	257	(111)	(e)	547
			1	(f)
Selling, general and administrative expenses	115	87	—		202
Depreciation and amortization expense	106	48	8	(e)	126
			(38)	(g)
			2	(h)
Loss (gain) on asset disposals and impairments	8	(1)	—		7
OPERATING INCOME (LOSS)	192	(3)	138		327
Interest and financing costs, net	(30)	(1)	(9)	(j)	(40)
Interest income	1	—	—		1
Other income (expense), net	(1)	3	—		2
EARNINGS (LOSS) BEFORE INCOME TAXES	162	(1)	129		290
Income tax expense	58	—	47	(l)	105
NET EARNINGS (LOSS)	104	(1)	82		185
Less: net earnings attributable to noncontrolling interest	11	—	(2)	(m)	9
NET EARNINGS (LOSS) ATTRIBUTABLE TO TESORO CORPORATION	$93	$(1)	$84		$176

NET EARNINGS PER SHARE:
Basic	$0.68				$1.28
Diluted	$0.67				$1.26

WEIGHTED AVERAGE COMMON SHARES:
Basic	137.0				137.0
Diluted	139.6				139.6

TESORO CORPORATION
NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION
NOTE A - Pro Forma Adjustments and Assumptions
(a) Represents cash proceeds and related increases in debt from borrowings of $544 million under the TLLP Revolving Credit Facility, $700 million under the Tesoro Revolving Credit Facility and $500 million under the Term Loan, $5 million of which is due within the next year.

(b)
The purchase price of these assets was $2.42 billion (subject to post-closing adjustments). We paid advanced payments of $117 million prior to March 31, 2013, which were included in Prepayments and other current assets. We paid the remaining $2.30 billion of the purchase price upon closing the Carson Acquisition. For purposes of this pro forma analysis, the purchase price has been allocated based on a preliminary assessment of the fair value of the assets acquired and liabilities assumed as of June 1, 2013 as follows (in millions):

	Fair value as of June 1, 2013	Historical value as of March 31, 2013	Pro Forma Adjustment
Receivables	$234	$352	$(118)
Inventories	1,100	345	755
Prepayments and other current assets	68	54	14
Net property, plant and equipment	1,023	1,790	(767)
Other noncurrent assets	215	212	3
Other current liabilities	(12)	(198)	186
Other noncurrent liabilities	(171)	(89)	(82)
Debt, noncurrent	(34)	(17)	(17)
Total purchase price	$2,423

Other noncurrent assets includes $114 million of air emission credits classified as intangible assets, which are subject to amortization and have preliminary estimated useful lives of 15 years. Our 51% interest in the Watson cogeneration facility acquired in the transaction is accounted for using the equity method of accounting and is also included in other noncurrent assets. Other noncurrent liabilities include $169 million of environmental remediation liabilities assumed in the Carson Acquisition.

(c) Reflects cash paid for additional deferred financing costs of $1 million to increase the loan availability under the TLLP Revolving Credit Facility to $575 million to provide for borrowings to fund the acquisition.

(d) Represents an adjustment to exclude liabilities and equity related to the Carson Assets that we did not acquire in the Carson Acquisition.

(e) Deferred turnaround costs were expensed as incurred in the Carson Assets historical income statements; we capitalize these amounts under our accounting policy. The adjustment reflects $55 million and $111 million of deferred turnaround spending for the year ended December 31, 2012 and the three months ended March 31, 2013, respectively, and the related additional amortization expense of $11 million and $8 million for the respective periods. Amortization expense was estimated using a weighted average useful life of 5 years.

(f) Reflects franchise fees Tesoro would pay to BP for the use of trademarks and other licensed branding under an agreement in place after the acquisition.

(g) Reflects an adjustment to historical depreciation expense based on our preliminary allocation of fair values to property, plant and equipment using an estimated weighted average useful life of 22 years.

(h) Reflects the amortization of acquired intangible assets over an estimated weighted average useful life of 15 years.

(i) Reflects the amortization of deferred financing costs to increase the loan availability under the TLLP Revolving Credit Facility to $575 million, to expand the borrowing capacity of the Tesoro Revolving Credit Facility to $3.0 billion and to establish the Term Loan.

(j) Reflects additional interest expense incurred in the Financing Transactions to fund the Carson Acquisition at a weighted average rate of 2.09%. A change of 0.125% in the interest rates associated with the Tesoro Revolving Credit Facility, the TLLP Revolving Credit Facility and the Term Loan would have approximately an $875,000, $680,000 and $625,000 effect on annual interest expense, respectively.

(k) Reflects an adjustment to commitment fees on the TLLP Revolving Credit Facility and the Tesoro Revolving Credit Facility based on the available capacities under each at the time of the acquisition.

(l) Represents the income tax effect of the adjustments above at an effective tax rate of 36.5% and 36.4% for the year ended December 31, 2012 and the three months ended March 31, 2013, respectively.

(m) Represents the adjustment to TLLP’s noncontrolling interest related to the TLLP Revolving Credit Facility due to increased interest expense on the $544 million of borrowings outstanding, decreased commitment fees and related amortization of the deferred financing costs incurred to increase the loan availability.